FOR FURTHER INFORMATION CONTACT:
Joel H. Mathis
Vice President
Public Relations and Investor Relations

CITIZENS, INC. THIRD QUARTER NET UP 487%

Austin, Texas – November 13, 2003 – Citizens, Inc. (NYSE: CIA), reported net income of $1,314,000 or $0.04 per share for the three months ended September 30, 2003, compared to net income of $223,000, or $0.01 per share, for the same period in 2002. A reduction in claims and surrenders combined with an increase in net investment income contributed to the increased net income for the quarter.

Total revenues increased 12.4%, to $25.0 million for the three months ended September 30, 2003, compared to the same period in 2002 when revenues were $22.3 million. The acquisition of First Alliance Corporation in February 2003 added $1.4 million to the revenues for the quarter. Additionally, increased life insurance premiums written by the Company’s other subsidiaries coupled with higher investment income and greater realized investment gains offset lower accident and health premiums. Premium income for the quarter was $20.5 million, compared to $18.5 million for 2002, an increase of 10.3%. Net investment income increased 6.1% for the three months ended September 30, 2003, amounting to $3.7 million compared to $3.5 million for the same period in 2002, with the acquisition of First Alliance contributing to the increase. Third quarter claims and surrenders decreased $700,000 from the same period in 2002 as the result of decreases in accident and health benefits and lower surrender activity. Management non-renewed virtually all of the Company’s major medical business in April 2003 due to unfavorable loss ratios. This action will lower annual revenues by approximately $2.3 million but is a contributor to the declining accident and health benefits. Underwriting, acquisition and insurance expenses for the quarter increased from $4.1 million in 2002 to $4.9 million in 2003, with the increase primarily attributable to the acquisition of First Alliance.

For the nine months ended September 30, 2003, the Company earned net income of $941,000 or $0.03 per share, compared to $2,900,000, or $0.10 per share, for the same period in 2002. Increased claims and surrenders and amortization of cost of customer relationships acquired contributed to lower income for the nine months ended September 30, 2003, compared to 2002.

Total revenues increased by 15.0%, for the nine months ended September 30, 2003 to $68.2 million compared to the same period in 2002 when revenues were $59.3 million. The increase was primarily the result of the three acquisitions since March 2002. Realized gains for the nine months ended September 30, 2003, amounted to $1.0 million compared to $200,000 for the same period in 2002 because of selective sales of securities from earlier acquisitions that did not meet the Company’s quality criteria.

– More –

Executive Office	•	P.O. Box 149151	•	Austin, Texas 78714-9151	•	Phone 512 837-7100	•	Fax 512 836-9334

email: PR@citizensinc.com	•	web site: www.citizensinc.com

Claims and surrenders increased $2.4 million for the nine months ended September 30, 2003, driven by $1.3 million in surrender expense related to the acquisition of First Alliance and a increase of $1.3 million in accident and health benefits related to the acquisitions completed in March 2002. In addition to the non-renewal of the major medical business, significant rate increases have been implemented on the accident and health business remaining in force. Death claims and surrenders on the Company’s core book of business decreased by approximately $1.3 million.

Underwriting, acquisition and insurance expenses increased from $10.2 million in the first nine months of 2002 to $14.7 million for the same period in 2003. The acquisition of First Alliance added $1.2 million in expense. Additionally, included in 2003 expenses is approximately $900,000 related to marketing expenses previously borne by the Company’s International Marketing Manager, who was terminated in late 2002. Although expenses will increase as a result of this action, a portion of the increase is offset by the fact that lower first year commissions are paid. Other factors in the increased expenses relate to the start-up costs of the Company’s USA marketing program and other merger and acquisition activities.

Amortization of cost of customer relationships acquired increased to $5.1 million during the first nine months of 2003 from $1.9 million for the same period in 2002. The increase relates to the amortization of cost of customer relationships acquired through the three acquisitions completed since March 2002. Approximately $1.2 million of such amortization was recorded as a result of the non-renewal of the major medical business described above (which was offset by a release of policy reserves).

Assets at September 30, 2003, totaled $369.7 million, compared to $326.3 million at December 31, 2002, an increase of 13.3%. Stockholders’ equity increased to $119,041,852 at September 30, 2003, from $101,792,305 at December 31, 2002. The growth in assets and equity was principally related to the Company’s acquisition of First Alliance for 2.6 million shares of Class A common stock.

On March 7, 2003, Citizens entered into a Plan and Agreement of Merger with Mid-American Alliance Corporation (Mid-American) a Missouri insurance holding company, whereby Citizens will acquire all of the outstanding shares of Mid-American for shares of its Class A common stock in a transaction valued at $8.2 million. A special meeting of the Mid-American shareholders is scheduled for November 18, 2003, and closing of the acquisition is contemplated to occur shortly thereafter, assuming all conditions are met and shareholder approval is obtained.

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its growth strategy is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010 targeting the sale of U.S. dollar whole life insurance policies in the United States and overseas, and via the acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies in the U.S. stock market, based on market capitalization. Citizens’ stock closed at $9.45 on November 12, 2003.

Additional information is available at the Company’s web site: www.citizensinc.com.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2002, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS

OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Nine-Months Ended		Three-Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues
Premium income	$55,867,983	$48,028,142	$20,451,093	$18,537,959
Annuity and universal life considerations	247,158	200,197	81,346	51,220
Net investment income	10,521,530	10,562,276	3,720,331	3,505,043
Realized gains	989,847	172,861	523,275	42,025
Other income	609,249	356,154	238,202	117,642

Total revenues	$68,235,767	$59,319,630	$25,014,247	$22,253,889
Benefits and Expenses
Insurance benefits paid or provided:
Increase in future policy benefit reserves	$4,736,044	$4,867,175	$2,693,965	$1,537,076
Policyholders’ dividends	2,559,430	2,490,803	978,665	922,888
Claims and surrenders	29,476,507	27,084,175	10,022,800	10,741,046
Annuity expenses	257,778	199,710	114,013	60,634

Total revenues benefits paid or provided	37,029,759	34,641,863	13,809,443	13,261,644

Commissions	12,564,190	11,493,195	4,772,855	4,362,659
Other underwriting, acquisition and insurance expenses	14,675,995	10,229,464	4,949,190	4,052,063
Capitalization of deferred policy acquisition costs	(11,718,064)	(9,910,941)	(4,808,408)	(3,979,716)
Amortization of deferred policy acquisition costs	9,222,629	7,118,730	3,561,968	3,030,402
Amortization of cost of customer relationships acquired	5,147,240	1,895,733	881,857	1,107,176

Total benefits and expenses	66,921,749	55,468,044	23,166,905	21,834,228

Income before federal income tax	$1,314,018	$3,851,586	$1,847,342	$419,661
Federal income tax expense	$372,901	$951,950	$532,898	$196,729

Net income	$941,117	$2,899,636	$1,314,444	$222,932

INCOME PER SHARE (UNAUDITED)

Net Income per share	$0.03	$0.10	$0.04	$0.01

Weighted average shares outstanding	32,217,204	29,744,120	32,681,977	30,120,983

BALANCE SHEETS

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2003	2003	2003	2002	2002

Total assets	$369,698,028	$372,278,718	$364,315,985	$326,291,001	$320,477,535
Total invested assets	$266,105,355	$229,756,599	$219,820,972	$226,008,600	$216,758,585
Stockholders’ equity	$119,041,852	$119,383,720	$119,980,032	$101,792,305	$97,617,296